                                                                  EXHIBIT 14.A


           DATED 30 NOVEMBER, 2002 WITH EFFECT FROM 29 NOVEMBER, 2002


                              WENDEL INVESTISSEMENT

                                     - and -

                  BEHEER- EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V.


                    ----------------------------------------


                   Put Option Agreement relating to shares in
                           Trader Classified Media NV


                    ----------------------------------------


                                SLAUGHTER AND MAY
                                 One Bunhill Row
                                London, EC1Y 8YY

                               TP023280005_32.doc

                                   (PWHB/RDXL)

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                              PUT OPTION AGREEMENT

THIS AGREEMENT is made on 30 November, 2002 with effect from 29 November, 2002

BETWEEN:-

1. WENDEL INVESTISSEMENT, a French societe anonyme having its registered office at 89 rue Tailbont, 75009 Paris ("WENDEL"); and

2. BEHEER- EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of The Netherlands, having its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands ("TEWINA").

WHEREAS:-

(A) Trader Classified Media NV (the "COMPANY") is a company limited by shares incorporated in the Netherlands.

(B) Wendel has agreed to grant a put option to Tewina on the terms hereinafter contained.

NOW IT IS HEREBY AGREED:

1.   DEFINITIONS

     In this Agreement:

     (A)  the following expressions bear the following meanings namely:-

          "BUSINESS DAY"                     any day (excluding Saturday) on
                                             which commercial banks settle
                                             payments and are ordinarily open
                                             for general business (including
                                             dealings in foreign exchange and
                                             foreign currency deposits) in
                                             London and which is a TARGET
                                             Settlement Day;

          "CALCULATION AGENT"                means the Calculation Agent
                                             appointed under the Equity Swap
                                             Transaction;

          "CASH DISTRIBUTION"                means in relation to a Share, any
                                             cash dividend, interest or other
                                             cash amount paid by the Company on
                                             or in respect of such Share;

          "COMPLETION"                       means completion of the sale and
                                             purchase of the Option Shares in
                                             accordance with the terms and
                                             conditions of this Agreement;

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                                        2

          "CREDIT SUPPORT DOCUMENT"          means the deed of guarantee dated
                                             as of the date of this Agreement in
                                             terms of which the Credit Support
                                             Provider guarantees the obligations
                                             of Trief Corporation S.A. under
                                             this Agreement;

          "CREDIT SUPPORT PROVIDER"          means the party (if any) providing
                                             a guarantee pursuant to the
                                             provisions of Clause 10(C);

          "DELISTING EVENT"                  means any of the following:

                                             (a)  all or a substantial part of
                                                  the Shares or all the assets
                                                  or substantially all the
                                                  assets of the Company are
                                                  nationalised, expropriated or
                                                  are otherwise required to be
                                                  transferred to any
                                                  governmental agency, authority
                                                  or entity;

                                             (b)  by reason of the voluntary or
                                                  involuntary liquidation,
                                                  bankruptcy or insolvency of,
                                                  or any analogous proceeding
                                                  affecting the Company, or by
                                                  reason of any legal or
                                                  regulatory restriction, the
                                                  majority of the holders of the
                                                  Shares become legally
                                                  prohibited or restricted in
                                                  transferring them or receiving
                                                  value for them, in each case
                                                  other than in the
                                                  circumstances of a solvent
                                                  reconstruction;

                                             (c)  the majority of the Shares are
                                                  suspended from quotation on
                                                  the Exchange for a continuous
                                                  period of more than 5 Business
                                                  Days; or

                                             (d)  the majority of the Shares are
                                                  delisted from the Exchange or
                                                  an announcement is made by the
                                                  Company, the Exchange or any
                                                  other regulatory or
                                                  governmental agency, authority
                                                  or entity that such delisting
                                                  is to take place in
                                                  circumstances where no other
                                                  listing on a European stock
                                                  exchange takes place at or
                                                  prior to the time of such
                                                  delisting;

          "EFFECTIVE DATE"                   is the same date as the Effective
                                             Date in the Equity Swap
                                             Confirmation;

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                                        3

          "EQUITY SWAP CONFIRMATION"         means the confirmation dated as at
                                             29 November, 2002 evidencing the
                                             Equity Swap Transaction;

          "EQUITY SWAP TRANSACTION"          means the equity swap transaction
                                             in relation to the Shares between
                                             Floscule B.V. and Credit Agricole
                                             Lazard Financial Products Bank;

          "EXCHANGE"                         means le Premier Marche of the
                                             Paris Stock Exchange (or any
                                             successor thereto);

          "EXPIRATION DATE"                  means the last day of the Option
                                             Period, subject to adjustment in
                                             accordance with the Modified
                                             Following Business Day Convention;

          "MATURITY DATE"                    means 1 June, 2005 subject to
                                             adjustment in accordance with the
                                             Modified Following Business Day
                                             Convention;

          "MERGER EVENT"                     means any consolidation,
                                             amalgamation or merger of the
                                             Company with or into another
                                             entity;

          "MODIFIED FOLLOWING BUSINESS DAY   has the meaning given in
          CONVENTION"                        Section 4.12 of the 2000 ISDA
                                             Definitions published by the
                                             International Swaps and Derivatives
                                             Association, Inc;

          "NON-CASH DISTRIBUTION"            means in relation to a Share, any
                                             shares, securities, rights or other
                                             property of whatsoever nature
                                             (other than any Cash Distribution)
                                             distributed by the Company on or in
                                             respect of such Share;

          "OPTION" means the option granted under Clause 2 of this Agreement and where appropriate for the purposes of construing this Agreement there shall be deemed to be one Option per Option Share and the term
                                             "OPTIONS" shall be interpreted
                                             accordingly;

          "OPTION NOTICE"                    means a notice in the form set out
                                             in Schedule 1;

          "OPTION PERIOD"                    means the period from commencing 10
                                             Business Days prior to the Maturity
                                             Date until and including the day
                                             that is 40 Business Days after the
                                             Maturity Date;

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                                        4

          "OPTION SHARES"                    means such number of Shares, being
                                             not more than 11,000,000 Shares,
                                             (subject to adjustment in
                                             accordance with Clause 7) as are
                                             specified in an Option Notice
                                             served on Wendel; and

          "POTENTIAL ADJUSTMENT EVENT"       means any of the following:

                                             (a)  a subdivision, consolidation
                                                  or reclassification of Shares;

                                             (b)  a reconstruction of the
                                                  Company;

                                             (c)  a distribution of assets of
                                                  the Company;

                                             (d)  a reduction of share capital
                                                  of the Company;

                                             (e)  any Non-Cash Distribution; or

                                             (f)  any other event that may, in
                                                  the opinion of the Calculation
                                                  Agent, have a diluting or
                                                  concentrative effect on the
                                                  theoretical value of the
                                                  Shares; and

          "SHARES" means class A common shares shares in the capital of the Company with a nominal value of EURO 0.16 per share and/or B common shares in the capital of the Company with a nominal vlaue of EURO 1.92 per share; and

          "TARGET SETTLEMENT DAY"            has the meaning given in Section
                                             1.8 of the 2000 ISDA Definitions
                                             published by the International
                                             Swaps and Derivatives Association,
                                             Inc.

     (B) the singular includes the plural and vice versa, the masculine gender includes the feminine, and reference to natural persons include bodies corporate. Reference to Clauses, sub-Clauses and Schedules are to Clauses, sub-Clauses and Schedules of this Agreement, and the headings are for convenience only;

     (C) a reference to any any agreement, document, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted; and

     (D) the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

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                                        5

2.   OPTION

     (A) In consideration of a payment of EURO 1 by Tewina to Wendel (the sufficiency and receipt of which is hereby acknowledged by Wendel), Wendel grants to Tewina the right (the "OPTION") to serve on Wendel the Option Notice requiring Wendel to buy from Tewina or its permitted assignee all or part of the Option Shares in accordance with the provisions of this Agreement. Upon service of an Option Notice Wendel shall be bound to purchase such number of Option Shares from Tewina (as specified in the Option Notice) in accordance with the terms of this Agreement.

          Once served, an Option Notice may only be revoked by Tewina (provided that it has received the prior written consent of Wendel).

     (B) An Option Notice may be served by Tewina at any time during the Option Period. More than one Option Notice may be served during the Option Period provided that:

          (i) Tewina and each of its permitted assignees shall exercise no more than one Option Notice each; and

          (ii) the total number of Option Shares subject to the Option Notices shall not exceed in aggregate a maximum of 11,000,000 Shares (subject to adjustment in accordance with Clause 7).

     (C)  Any Option Notice

                (i) may only be served by fax or in writing and delivered in person or by courier on a Business Day during the Option Period;

                (ii) must be served at or prior to 16h30 London time for it to be effective on that Business Day. Any Option Notice served after such time will be deemed to have been served on the immediately following Business Day and will therefore take effect on that following Business Day. The day on which the Option Notice takes effect shall be the "OPTION NOTICE DATE".

                (iii)  shall be substantially in the form set out in Schedule 1.

3.   LAPSE

     The Option, except to the extent that it is exercised by service of the Option Notice pursuant to the provisions of Clause 2 above, shall lapse on the expiry of the Option Period.

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                                        6

4.   PRICE

     (A) The price payable in respect of each of the Option Shares pursuant to the Option Notice (the "OPTION PRICE") shall be an amount calculated in accordance with the following formula:

                  (Notional + Fees)*(1 + Interest + Margin)^Mat
                  ---------------------------------------------
                                11,000,000 Shares

          where:

          Notional =  the product of 5,500,000 and EURO 7.80

          Fees     =  Euro 650,000

          Interest =  a rate equal to the Initial Zero Coupon Rate determined in accordance with the Equity Swap Confirmation

          Margin   =  0.90 per cent.

          Mat      =  number of days in the period from (and including) the
                      Effective Date to (and excluding) the Maturity Date, divided by 365

     (B) The Option Price is subject to adjustment in accordance with the provisions of Clause 7.

5.   COMPLETION

     (A) Completion of the sale and purchase of the Option Shares shall take place at the offices of the Company, on the date that is 5 Business Days following the Option Notice Date, or at such other place or on such other date as may be agreed between the parties.

     (B) At Completion Wendel will pay (or procure payment) to Tewina or as Tewina directs of the price for the Option Shares calculated in accordance with Clause 4 above.

     (C) Against compliance by Wendel with its obligations under Clause 5(B) above, then on Completion there shall be delivered to Wendel:

          (i) duly executed instruments of transfer in favour of Wendel (or as it may direct in writing);

          (ii) such waivers or consents as may be required by law, any regulatory requirement, the articles of association of the Company or any agreement to which the Company is a party to enable Wendel (or its nominee) to be registered as holder of the Option Shares.

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                                        7

     (D) If any payment between the parties is subject to any deduction for taxes, levies, duties, charges, imposts or withholdings imposed by law such additional amounts shall be paid by the party obliged to make such a deduction so as to ensure that the net amount received by the other party is equal to the full amount payable to that party under this Agreement.

6.   REORGANISATION

     (A) Subject and without prejudice to Clause 7(B), in the event of the Company undergoing any reorganisation or variation in or of its capital, references in this Agreement to the Option Shares shall be deemed to extend to any shares in the Company derived from the Option Shares, any new shares in the Company of any class which may be issued to Tewina pursuant to the rights attached to or in respect of the Option Shares and any shares into which Option Shares may be converted.

     (B) The reference in Clause 5 to "duly executed instruments of transfer" shall be deemed to extend to such other documents passing title or rights to any such shares as are mentioned above as may be appropriate, in all cases duly executed or completed by Tewina and the Company.

7.   ADJUSTMENT

     (A) Each party shall notify the other promptly following any Delisting Event or Merger Event. The parties agree that this Agreement shall be amended in the same way, MUTATIS MUTANDIS, as the Equity Swap Confirmation as may be necessary to restore this Agreement to its economic value to both parties immediately prior to such event.

     (B) Following the declaration by the Company of the terms of, or the occurrence of, any Potential Adjustment Event, the parties agree that this Agreement shall be amended in the same way, MUTATIS MUTANDIS, and with effect from the same date as the Equity Swap Confirmation is to be amended to account for the effect of such Potential Adjustment Event and so that the value of this transaction for both parties shall as nearly as possible remain unchanged.

     (C) Any disputes between the parties with regard to the matters contemplated by this Clause 7 shall be resolved by the Calculation Agent. The Calculation Agent shall act as expert and not as arbitrator and his determination shall be final and binding on the parties except in the event of manifest error.

8.   REPRESENTATIONS AND WARRANTIES

     (A) Each party represents, warrants and undertakes to the other that it has power under its memorandum and articles of association, and all authorisations, approvals, consents and licences required by it have been obtained and are in full force and effect, to permit the entry into this Agreement and the transactions contemplated by it in the manner set out herein, and this Agreement has been

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                                        8

          duly authorised and executed by, and constitutes legally binding obligations of it, and with respect to the sale and purchase of the Option Shares, will not cause any breach of law, rule, order or regulation applicable to them.

     (B) Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter made or given by any person at any time prior to the date of this Agreement except to the extent that it is repeated in this Agreement.

     (C) Each party represents, warrants and undertakes to the other (i) it has consulted with its own legal, regulatory, accounting, tax, financial and investment advisors to the extent it has deemed necessary with regards to the matters contemplated by this Agreement (ii) it has made its own independent decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and (iii) it has a full understanding of the risks and benefits of this Agreement and is capable of assuming and assumes (financially and otherwise) such risks. It is not relying on any communication (written or oral) of the other party as advice or as a recommendation to enter into this Agreement and no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the arrangements contemplated by this Agreement.

9.   EVENTS OF DEFAULT.

9.1 The occurrence at any time with respect to Wendel or, if applicable, the Credit Support Provider of any of the following events constitutes an event of default (an "EVENT OF DEFAULT"):

     (A) failure by Wendel to make, when due, any payment under this Agreement if such failure is not remedied on or before the third Business Day after notice of such failure is given to Wendel;

     (B) failure by Wendel to comply with or perform an obligation (other than an obligation to make any payment under this Agreement) if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

     (C) a representation or warranty made or repeated or deemed to have been made or repeated by Wendel in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

     (D)  Wendel or the Credit Support Provider:

                (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

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                                        9

                (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

                (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors other than in circumstances of a solvent reconstruction;

                (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition

                       (a) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

                       (b) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

                (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

                (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

                (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

                (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in Clauses 9.1(D)(i) to (vii) (inclusive); or

                (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

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                                       10

     (E) Wendel or the Credit Support Provider consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer the resulting, surviving or transferee entity fails to assume all the obligations of Wendel under this Agreement or the Credit Support Provider under the Credit Support Documentation by operation of law or pursuant to an agreement reasonably satisfactory to Tewina; or

     (F)  As regards the Credit Support Provider and the Credit Support
          Document:

                (i) failure by Wendel or the Credit Support Provider to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

                (ii) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each transaction to which such Credit Support Document relates without the written consent of Tewina; or

                (iii) Wendel or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document.

9.2 If at any time an Event of Default has occurred and is then continuing, then Tewina may, by not more than 20 Business Days notice to Wendel specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an EARLY EXPIRATION DATE in respect of the Option.

9.3 If an Early Expiration Date is designated in accordance with Clause 9.2, then:

     (A) the Option Period shall be the period commencing on the date on which the notice pursuant to Clause 9.2 is served until the Early Expiration Date;

     (B)  the Expiration Date shall be deemed to be the Early Expiration Date.

9.4 For the avoidance of doubt, it is hereby stated that save in respect of the provisions of Clause 9.2, there is no other event or circumstance whatsoever (including for the avoidance of doubt the occurrence of an Event of Default or Termination Event under the Equity Swap Transaction (as each term is defined therein) that is not an Event of Default under Clause 9.1) that shall entitle Tewina or its permitted assignee to serve an Option Notice prior to the commencement of the Option Period.

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                                       11

10.  ASSIGNMENT

     (A) Tewina may at any time assign all or any part of the benefit of, or its rights and benefits under, this Agreement (including, without limitation, the right to exercise the Option in whole or in part). For the purposes of this Agreement Wendel acknowledges that if there is an assignment of the benefit of part of this Agreement:

                (i) the assignee may issue an Option Notice in respect of some of the Option Shares and Tewina may issue an Option Notice of some or all of the balance of the Option Shares, and

                (ii) for the purposes of this Agreement the assignee shall have the same rights and benefits as Tewina with respect to the Options assigned to it and Tewina shall retain all of its rights and benefits under the Agreement with respect to the Options retained by it or reassigned to it.

     (B) Subject to Clause 10(C), Wendel may not assign or purport to assign all or any part of the benefit of, or its rights or benefit under, this Agreement.

     (C) Wendel may transfer all of its rights and obligations under this Agreement to a third party provided that:

          (i) the transfer of such rights and obligations is to Trief Corporation S.A.; and

          (ii) prior to such transfer becoming effective, Wendel shall first have executed:

                (a) a deed of guarantee in the form of the deed of guarantee at Schedule 2;

                (b) Wendel having provided Tewina with a legal opinion from Counsel to Wendel in a form and substance acceptable to Tewina;

                (c) Wendel and Trief having first executed a deed of novation in respect of all of the rights and obligations under this Agreement.

11.  CONFIDENTIALITY

     (A) Subject to sub-Clause (B) below, each party shall treat as strictly confidential and shall not use or disclose all or any information received or obtained as a result of entering into or performing this Agreement which relates to:

          (i)   the negotiations relating to this Agreement;

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                                       12

          (ii)  the subject matter of this Agreement; or

          (iii) the Company.

     (B) Either party may disclose information which would otherwise be confidential if and to the extent:

          (i)   required by the law of any relevant jurisdiction; or

          (ii) required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, whether or not the requirement for information has the force of law; or

          (iii) required to vest the full benefit of this Agreement in that party; or

          (iv) disclosed to the professional advisers, auditors and bankers of that party; or

          (v) the information has come into the public domain through no fault of that party; or

          (vi) disclosed to the Calculation Agent if a member of the Calculation Agent's Group; or

          (vii) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

     (C) The restrictions contained in this Clause shall continue to apply after the Expiration Date for a period of 18 months.

12.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same Agreement and shall become effective when each of the parties hereto shall by its duly authorised signatory have signed a counterpart copy hereof (whether the same or different copies).

13.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     Subject to the provisions of Clause 10, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

14.  NOTICES

14.1 Any notice or other communication in respect of this Agreement may be given in any manner set forth below to the address or number or in accordance with the email details provided below and will be deemed effective as indicated:

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                                       13

     (A) if in writing and delivered in person or by courier, on the date it is delivered;

     (B) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

     (C) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

     (D)  if sent by email, on the date that email is received,

     unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

14.2 Either party may by notice to the other change the address or facsimile number or email details at which notices or other communications are to be given to it.

14.3 The parties' respective notice and communication details for the purposes of this Agreement are:

     Party and title of
     individual                        Address                 Facsimile No.      Email
     ------------------                -------                 -------------      -----
     Wendel                            Wendel Investissement   Fax: (+33)         a.descleves@wendel-investissement.com
     Arnaud Descleves                  89 rue Taitbout,        4285 6360
                                       75009 Paris,
                                       France

     Tewina

     Att: TMF Management B.V.,         Locatellikade 1         +31206730016       maria.plantz@tmf-group.com
     c/o M.C. van der                  1076 AZ
     Sluijs Plantz                     Amsterdam
                                       The Netherlands

14.4 Any notice to Tewina shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to Wendel from time to time):

     John MacBain                            Testa, Hurwitz & Thibeault, LLP
     c/o Trader Classified Media             125 High Street
     56 Route de Vandoeuvres                 Boston

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                                       14

     1253 Geneva                             MA 02110
     Switzerland                             USA

     Fax: +41 22 750 9909                    Fax: +1 617 247 7100
                                             Attention: F. George Davitt

     Baker and McKenzie
     Leidseplein 29
     PO Box 2720
     1000 CS Amsterdam
     The Netherlands

     Fax: +31 20 626 7949
     Attention: Tom Mitchell

     PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the notice properly served on Tewina.

14.5 Any notice to Wendel shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to Tewina from time to time):

     Trief                  Trief Corporation       +352 269255
     Guy Kettmann           AMPG                    3642
                            L - 1050
                            Dommeldange,
                            50, rue de Beggen,
                            Luxembourg

     PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the notice properly served on Wendel.

15.  GOVERNING LAW

15.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

15.2 The parties irrevocably agree that the Courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any proceedings, suit or action ("PROCEEDINGS") arising out of or in connection with this Agreement may be brought in such courts. The parties irrevocably waive any objection to such Courts being nominated and agree not to claim that such Courts are not a convenient or appropriate forum. The submission to the non-exclusive jurisdiction of the English Courts shall not limit the rights of either party to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one jurisdiction preclude the taking of Proceedings in any other jurisdiction if and to the extent permitted by applicable law.

15.3 For the purposes of Clause 14.2, Wendel appoints SJ Berwin (Attention:
     Bruce Gardner) of 222 Gray's Inn Road, London WC1X XF to act as its agent for service of process in

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                                       15

     connection with any Proceedings and undertakes promptly to notify Tewina if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

15.4 For the purposes of Clause 14.2, Tewina appoints Trusec Limited of 2 Lamb's Passage, London EC1Y 8BB to act as its agent for service of process in connection with any Proceedings and undertakes promptly to notify Wendel if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

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                                       16

                                   SCHEDULE 1

                                PUT OPTION NOTICE

TO:  Wendel Investissement
     [ADDRESS]

Attention:

                                                                          [Date]


Dear Sir,

                         Re: TRADER CLASSIFIED MEDIA NV

     We refer to the Option Agreement (the "Agreement") dated [ ] November, 2002 by which you granted us a put option to require you to buy from us shares in the capital of Trader Classified Media NV (the "COMPANY").

     We write, pursuant to Clause 2 of the Agreement, to give you notice that we hereby exercise the put option conferred on us by the Agreement and accordingly call upon you to buy [ ] Shares in the capital of the Company from us at a price of EURO [OPTION PRICE AS ADJUSTED] (the "OPTION PRICE") per share.

     Completion of the sale and purchase of these shares will take place at [  ]
on [          ], 200[ ] in accordance with Clause 5 of the Agreement.

All payments will be made to the following bank account: [  ].

Yours faithfully,


for and on behalf of
[TEWINA]

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                                       17

                                   SCHEDULE 2

                                FORM OF GUARANTEE

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                                       18

Signed by                   ) /s/ Yves Moutran
                            )
for and on behalf of        )

WENDEL INVESTISSEMENT       )



Signed by                   ) /s/ Maria van der Sluijs-Plantz
                            ) -----------------------------------
for and on behalf of        ) TMF Management B.V.
BEHEER- EN                  )
BELEGGINGSMAATSCHAPPIJ        /s/ Alexander Verheijen
TEWINA BV                     -----------------------------------
                              TMF Management B.V.